Exhibit 10.4
KRISPY KREME DOUGHNUT CORPORATION
INTERNATIONAL FRANCHISE AGREEMENT
     THIS AGREEMENT is made and entered into on this ___day of 20___, by and between Krispy Kreme Doughnut Corporation, a North Carolina corporation, with its principal business address at P.O. Box 83, Winston-Salem, North Carolina 27102 (“Company”) and _____, a _____, whose principal business address is _____ (“Franchisee”).
BACKGROUND FACTS
Company has developed a unique system for the operation of store facilities called “Krispy Kreme Stores” that offer and serve a variety of fresh doughnuts and certain other quality food products under the trademark and service mark “KRISPY KREME.”
Company operates, and licenses others to operate, Krispy Kreme Stores using the Krispy Kreme System. Company grants to persons who meet its qualifications and are willing to undertake the investment and effort a franchise to own and operate a Krispy Kreme Store offering the Products and other products and services Company authorizes and utilizing the Krispy Kreme System subject to the terms and conditions of this Agreement.
Pursuant to the terms of the Development Agreement, Franchisee has applied for a franchise to own and operate a Krispy Kreme Store.
THE PARTIES AGREE:
1.	DEFINITIONS
Affiliate means any person that directly or indirectly owns or controls, that is directly or indirectly owned or controlled by, or that is under common ownership or control with, Company or Franchisee.
Competitive Business means a business or enterprise, other than a Krispy Kreme Store, that: (i) sells yeast raised doughnuts, cake doughnuts, or any other types of doughnuts, miniature doughnuts or doughnut holes in any distribution channels to any customer for consumption or resale and such sales constitute ten percent (10%) or more in total or at or from any single location; (ii) sells coffee in any distribution channels to any customer for consumption or resale and such sales constitute twenty percent (20%) or more in total or at or from any single location; or (iii) grants or has granted franchises or licenses, or establishes or has established joint ventures, for the development and/or operation of a business that offers the food products referred to in (i) or (ii) in any such channel of distribution.
Copyrighted Works means the contents of the Manuals and all other know-how, information, specifications, systems and data used by Company in or in respect to the Krispy Kreme System,

including, without limitation, trade secrets, copyrights, designs, patents, and other intellectual property.
Development Agreement means the development agreement pursuant to which Franchisee has applied for a franchise to own and operate a Krispy Kreme Store.
Dollar or $ means the legal currency of the United States.
Franchise means the rights granted and the obligations imposed pursuant to this Agreement that relate to the operation of the STORE at the Site and to the use of the Krispy Kreme System in the operation thereof.
General Manager means the general manager of the STORE that Franchisee designates concurrently with the execution of this Agreement and identifies in Exhibit A attached hereto.
Grand Opening Marketing Program means the grand opening public relations and marketing program that Franchisee is required to conduct for the STORE in accordance with Subsection 6.2 of this Agreement.
Gross Sales means all revenue Franchisee derives from sales of Products and operation of the STORE, whether from cash, check, credit card or credit transactions, but excluding all federal, state or municipal sales, value added, use or service taxes collected from customers and paid or payable to the appropriate taxing authority.
HDN means HDN Development Corporation.
Initial Franchise Fee means the non-recurring and non-refundable initial franchise fee that Franchisee agrees to pay Company per STORE prior to the opening of such STORE. The amount of the Initial Franchise Fee is specified in Schedule A.
Krispy Kreme System means the distinctive business formats, methods, procedures, designs, lay-outs, equipment, mixes, standards and specifications designated by Company for use in Krispy Kreme Stores, all of which Company may modify from time to time, along with the Marks.
Managing Director means the managing director of Franchisee’s business. The initial Managing Director will be identified in Exhibit A of this Agreement.
Manuals means such materials (including, without limitation, if applicable, audiotapes, videotapes, magnetic media, computer software and written materials) that Company generally furnishes to franchisees from time to time for use in operating Krispy Kreme Stores.
Marks means the trademarks, service marks, trade dress and other commercial symbols used in the operation of Krispy Kreme Stores, including, without limitation, the trade and service marks “KRISPY KREME” and associated logos, as same may be changed, enhanced or supplemented from time to time.

Non-Core Products means any product identified by the Marks other than the Products, such as, for example, ice cream, clothing, hats, cups and other logoed items, etc.
Owner means each person other than Company and its Affiliates holding a direct or indirect legal or beneficial Ownership Interests or voting rights in Franchisee, including, without limitation, any person who has a direct or indirect interest in Franchisee, this Agreement, the Franchise or the STORE (and any person who owns, directly or indirectly, a five percent (5%) or greater Ownership Interest in any such person (other than Company or its Affiliates), including without limitation any person who has any legal or equitable interest, or the power to vest in himself or herself any legal or equitable interest, in the revenue, profits, rights or assets thereof.
Ownership Interest means in relation to any of the following: (a) a corporation, the ownership of shares in the corporation; (b) an unlimited or limited liability company, the memberships or other ownership interest of such company; or (c) a partnership, the general and limited partnership interests in such partnership.
Payment Day means the day of the week specified in Schedule A on which the Royalty is due.
Principal Owner means the Principal Owners specified in Exhibit A.
Products means a variety of fresh doughnuts (including among others, yeast raised doughnuts, cake doughnuts, miniature doughnuts and doughnut holes, some of which have various types and flavors of fillings, glazes or other coatings) as well as certain other food products and beverages (specifically including, but not limited to, coffee) and food services as identified by Company from time to time and which are customarily sold in Krispy Kreme Stores.
Royalty means the payment made by Franchisee to Company on the Payment Day each week based on the Gross Sales of the STORE for the preceding week. The amount of Royalty to be paid is specified in Schedule A.
Site means a physical location that Company has approved as meeting its minimum criteria for the development and operation of the STORE.
STORE means the Krispy Kreme Store owned and operated by Franchisee pursuant to this Agreement.
System Standards means the mandatory and suggested specifications, standards, operating procedures and rules that Company prescribes from time to time for the operation of Krispy Kreme Stores including, without limitation, the standards, specifications and other requirements related to the purchase, preparation, marketing and sale of the Products and Non-Core Products; customer service; the design, décor and appearance of the STORE; the maintenance and remodeling of the STORE and the equipment, fixtures and furnishings therein; the use and display of the Marks; the insurance coverage required to be carried for the STORE; the hiring and training of STORE employees; the days and hours of STORE operation; and the content, quality and use of advertising and promotional materials.

Transfer means with respect to a Franchise, the STORE, this Agreement or an Ownership Interest in Franchisee, any of the following, without limitation, whether voluntary or involuntary, direct or indirect: (i) an assignment, sale, gift or pledge; (ii) the grant of a mortgage, lien, security interest, charge, or any encumbrance whatsoever including, without limitation, the grant of a collateral assignment; and (iii) a transfer that occurs as a result of Franchisee’s insolvency or dissolution or other transfer by operation of law. The term “Transfer” will not be deemed to include (i) the grant of a lien or security interest to secure financing for the acquisition of equipment, fixtures and supplies for the STORE; (ii) an assignment of a leasehold interest in a Site in accordance with the terms of this Agreement; or (iii) the relocation of the STORE from one Site to another Site.
Website means an interactive electronic document contained in a network of computers linked by communications software.
2.	GRANT OF FRANCHISE

2.1	Company grants to Franchisee the right to use the Krispy Kreme System for a term of fifteen (15) years (the “Term”) solely in connection with the conduct and operation of the STORE and subject to the terms and conditions of this Agreement.

2.2	During the Term, Franchisee will strictly and diligently perform its obligations under this Agreement and will continuously exert its best efforts to promote and enhance the development, operation and success of the STORE.

2.3	In addition to selling the Products, Franchisee will sell such other goods as Company may require from time to time in its sole discretion.

2.4	No exclusive territory, protection or other right in the contiguous space, area or market of the STORE is expressly or impliedly granted to Franchisee. Company reserves the right to operate or to grant others the right to operate Krispy Kreme Stores at any location other than the location of the STORE; to acquire and operate, or be acquired by, a business operating one or more businesses located at any location other than the location of the STORE; to develop, manufacture, distribute and/or sell, and license others to develop, market, distribute and/or sell, Products to customers located anywhere in the world through any channel of distribution; and to develop, manufacture, distribute and/or sell, and license others to develop, market, distribute and/or sell, Non-Core Products to customers located anywhere in the world through any channel of distribution.

3.	INITIAL FRANCHISE FEE AND ROYALTY

3.1	Concurrently with the execution of this Agreement and prior to the opening of the STORE, Franchisee agrees to pay to Company the Initial Franchise Fee specified in Schedule A.

3.2	On or before the Payment Day each week, Franchisee will (a) pay to Company the Royalty on the Gross Sales of the STORE for the preceding week and (b) report to

Company, in the form Company requires from time to time, the true and correct Gross Sales of the STORE for the immediately preceding week ending on Sunday.

4.	MANUALS AND SYSTEM STANDARDS

4.1	Solely for use in operating the STORE during the Term, Company will loan Franchisee one (1) copy of its Manuals. The copy of the Manuals that Company loans to Franchisee will be in English, however, Franchisee will, at its own expense, translate the Manuals into the language of the geographic area within which the STORE is located. Franchisee will keep its copy of the Manuals current and in a secure location at the STORE. If Franchisee’s copy of the Manuals is lost, destroyed or significantly damaged, Franchisee will obtain a replacement copy at Company’s then applicable charge. Franchisee may not at any time copy, duplicate, record or otherwise reproduce any part of the Manuals. Franchisee may not distribute any part of the Manuals and may not disclose any part of the Manuals to any person other than its employees who have a need to know the contents of the Manuals in order to perform their jobs.

4.2	During the Term, Franchisee will comply with all of the Manuals and the System Standards they contain in addition to all applicable laws, regulations, rules, by-laws, orders and ordinances in connection with its operation of the STORE. The Manuals are incorporated by reference into this Agreement. In the event of a dispute relating to the contents of the Manuals, the master copy of the Manuals maintained by Company at its principal office, is controlling. Company may at any time and from time to time change the Manuals to reflect changes in System Standards.

4.3	To determine whether Franchisee is in compliance with this Agreement and all System Standards, Company and/or its agents have the right at any time during regular business hours, and without prior notice to Franchisee, to: (a) inspect the STORE; (b) observe, photograph and videotape the operations of the STORE; (c) remove samples of any Products, materials or supplies for testing and analysis; (d) interview personnel of the STORE; (e) interview customers of the STORE and to require Franchisee to present to its customers any such evaluation forms periodically prescribed by Company and to participate in and/or request its customers to participate in any surveys performed by or on behalf of Company; and (f) inspect and copy any books, records and documents relating to the operation of the STORE.

5.	APPROVED PRODUCTS AND SUPPLIERS

5.1	Pursuant to a supply program established by Company, Company is the sole supplier to Franchisee of certain mixes, products, equipment and fixtures which consist of, but are not limited to, the items described in Exhibit B attached hereto. In the event Franchisee is in breach of this Agreement pursuant to Subsection 14.2 then, in addition to other remedies hereunder or under applicable law, Company may withhold delivery of such items to Franchisee until Franchisee cures such breach in accordance with Subsection 14.2.

5.2	Franchisee may purchase Non-Core Products only from Company and/or suppliers designated or approved by Company from time to time.

5.3	Franchisee will purchase supplies for the STORE only from Company or from local suppliers that Company from time to time designates or approves. Company will periodically provide Franchisee with a list of approved products and supplies and designated and approved suppliers. If Franchisee wishes to use any type or brand of product or supply item or wishes to purchase products or supplies from a supplier that is not currently designated or approved by Company, Franchisee will submit to Company specifications, photographs, samples and/or other information Company may request. Company has the right to inspect a proposed supplier’s facilities. Company will, within a reasonable time, determine whether such products, supplies or such supplier meets its specifications and standards and notify Franchisee whether it is authorized to use such product or supply item or purchase from such supplier. Company reserves the right to periodically re-inspect the facilities and products of any supplier it has accepted and to revoke its acceptance if the supplier does not continue to meet Company’s criteria.

6.	ADVERTISING AND PUBLIC RELATIONS

6.1	Company has established a Brand Fund (the “Brand Fund”) for the advertising, promotional, marketing and public relations programs and materials Company deems appropriate. Franchisee agrees to contribute to the Brand Fund an amount equal to one-quarter percent (.25%) of the STORE’s Gross Sales, payable in the same manner as the Royalty.

6.2	Company will direct all programs that the Brand Fund finances. The Brand Fund periodically will give Franchisee samples of advertising, marketing, and promotional formats and materials at no cost. At Franchisee’s request, Company will sell Franchisee multiple copies of these materials.

6.3	Company will account for the Brand Fund separately from its other funds and will not use the Brand Fund for any of its general operating expenses. However, Company may use the Brand Fund to pay the reasonable salaries and benefits of personnel who manage and administer the Brand Fund, and to pay other expenses that Company incurs in activities reasonably related to the management and administration of the Brand Fund.

6.4	The Brand Fund will not be Company’s asset. Although the Brand Fund is not a trust, Company will hold all Brand Fund contributions for the benefit of the contributors and use contributions only for the purposes described in Subsections 6.1 through 6.8. Company does not have any fiduciary obligation for administering the Brand Fund or for any other reason. The Brand Fund may spend in any fiscal year more or less than the total Brand Fund contributions in that year, borrow from Company or others (paying reasonable interest) to cover deficits, or invest any surplus for future use. Company will use all interest earned on Brand Fund contributions to pay costs before using the Brand Fund’s other assets.

6.5	Company will prepare an annual, unaudited statement of Brand Fund collections and expenses and give Franchisee the statement upon written request. Company may have the Brand Fund audited annually, at the Brand Fund’s expense, by an independent certified public accountant. Company may incorporate the Brand Fund or operate it through a separate entity whenever Company deems appropriate. The successor entity will have all of the rights and duties specified in Subsections 6.1 through 6.8.

6.6	Company cannot ensure that Brand Fund expenditures in or affecting any geographic area are proportionate or equivalent to Brand Fund contributions by contributors operating in that geographic area or that any contributor benefits directly or in proportion to its Brand Fund contribution.

6.7	Company has the right, but no obligation, to use collection agents and institute legal proceedings to collect Brand Fund contributions at the Brand Fund’s expense. Company may also forgive, waive, settle and compromise any and all claims by or against the Brand Fund. Except as expressly provided in Subsections 6.1 through 6.8, Company assumes no direct or indirect liability or obligation to Franchisee for collecting amounts due to, maintaining, directing or administering the Brand Fund.

6.8	Company may at any time defer or reduce the Brand Fund contributions of one or more franchisees and, upon thirty (30) days’ prior written notice to Franchisee, reduce or suspend Brand Fund contributions and operations for one or more periods of any length and terminate (and, if terminated, reinstate) the Brand Fund. If Company terminates the Brand Fund, it will distribute all unspent monies to its franchisees, and to Company and its affiliates, in proportion to their, and its, respective Brand Fund contributions during the preceding twelve (12) month period.

6.9	Franchisee will not execute or conduct any advertising or promotional activity in relation to the STORE or the Krispy Kreme System without Company’s prior written approval.

6.9	Franchisee will be responsible for conducting, with Company’s guidance, the Grand Opening Marketing Program during the period commencing thirty (30) days before and ending ninety (90) days after the opening of the STORE. The Grand Opening Marketing Program will utilize the public relations and advertising programs and media and advertising and promotional materials that Company has developed or approved.

6.9	During each twelve (12) month period of the Term, Franchisee will spend for advertising and promotion of the STORE not less than three percent (3%) of the STORE’s Gross Sales. Company will have the right to review Franchisee’s books and records from time to time to determine Franchisee’s expenditures for such advertising and promotion.

6.10	Before Franchisee uses any advertising, promotional or marketing materials which Company has not prepared or previously approved, Franchisee must send samples of all such materials to Company for approval. If Franchisee does not receive Company’s written approval within thirty (30) days after Company receives the materials, they are deemed approved. Franchisee may not use any advertising, promotional, or marketing materials that Company has disapproved.

6.11	Franchisee agrees that any advertising, promotion and marketing it conducts will be completely clear and factual and not misleading and conform to the highest standards of ethical marketing and the promotion policies that Company prescribes from time to time.

6.12	Company may modify or add to its Website to include information relating to the STORE. Company will control Website traffic and registration of additional domain names.

7.	TRAINING AND GUIDANCE

7.1	Before the STORE begins operating, Company will furnish, at no additional cost to Franchisee, a training program covering the operation of a Krispy Kreme Store for up to two (2) managers. Such training program will be conducted at Company’s designated training facility and/or at an operating Krispy Kreme Store. The STORE manager(s) must complete the training to Company’s satisfaction. Company will furnish, again at no additional cost to Franchisee, and subject to the schedules of the training program in effect from time to time, the same training program to one (1) additional manager of the STORE per year that Franchisee hires after the STORE opens for business. Company may charge reasonable fees for the training of any managers thereafter. Franchisee will be responsible for the wages, salaries, travel and living expenses that any STORE manager(s) incur in connection with the training.

7.2	A management training program and/or modified training programs will be available at no charge to such members of Franchisee’s senior management as are selected by Company, which members will be required to complete Company’s management training program and/or modified training programs to Company’s satisfaction. Franchisee will be responsible for all travel and living expenses and compensation of its personnel who attend a training program. If any such member is unable to satisfactorily complete the training program, Franchisee will promptly designate a replacement for such member, who will satisfactorily complete the training program. Any subsequent training performed by Company will be at times and places designated by Company and at per diem charges established by Company from time to time.

7.3	Company may require previously trained and experienced STORE managers to attend up to one (1) refresher training course per year at such times and locations that Company designates.

7.4	Company will provide guidance and assistance to Franchisee from time to time and in the manner Company deems appropriate, regarding the operation of the STORE. Furthermore, if Franchisee requests or Company requires additional or special training for Franchisee’s employees, all of the expenses incurred by Company in connection with such training, including, without limitation, per diem charges for travel and living expenses for Company’s personnel, will be Franchisee’s responsibility.

8.	MARKS AND COPYRIGHTED WORKS

8.1	Franchisee acknowledges and agrees that the Marks and Copyrighted Works are owned by and are the valuable property of Company and/or HDN. Franchisee will acquire no right, interest or benefit in or to the Marks or Copyrighted Works other than the limited rights of use granted under this Agreement. If Company authorizes Franchisee to prepare any new works, translations or derivative works from the Copyrighted Works, Franchisee hereby agrees that such new works, translations or derivative works will be the property of Company, and Franchisee hereby assigns, throughout the world, and will cause all authors or owners thereof likewise to assign, throughout the world, all right, title and interest in and to such new works, translations and derivative works to Company. Franchisee further covenants that any such new materials, new works, translations or derivative works created by Franchisee or by any third party engaged by Franchisee are original to Franchisee or to such third party and do not violate the rights of any other person or entity; this covenant regarding originality shall not extend to any materials supplied by Company to Franchisee, but does apply to all materials Franchisee or its third party contractors may add thereto. Franchisee hereby waives all “moral rights” it may have in such new materials, new works, translations or derivative works, and shall cause its third party contractors to waive all “moral rights” they may have in such new materials, new works, translations or derivative works. Franchisee will submit all such materials, reproduction or other new works, translations or derivative works to Company for approval prior to use. All usage of the Marks and Copyrighted Works by Franchisee and any goodwill established thereby will inure to the exclusive benefit of Company and/or HDN. Franchisee agrees that it will in no way represent that it is the owner of, or has any right, title or interest in the Marks or Copyrighted Works other than the rights granted under this Agreement. Any unauthorized use of the Marks or Copyrighted Works by Franchisee will be a breach of this Agreement and will constitute an infringement of the rights of Company and HDN in and to the Marks and/or in the Copyrighted Works. Upon the expiration or termination of this Agreement for any reason, Franchisee will have no claim whatsoever against Company or HDN for compensation for any goodwill associated with the Marks and Copyrighted Works.

8.2	Franchisee will use the Marks and Copyrighted Works only in such form and manner as is expressly authorized by Company or HDN from time to time, and Franchisee will follow Company or HDN’s instructions regarding proper usage of the Marks in all respects. Franchisee will ensure that all Copyrighted Works used hereunder bear an appropriate copyright notice under the Universal Copyright Convention or other copyright laws as prescribed by Company or HDN. Company or HDN may, by notice to Franchisee, at any time change or withdraw any of the Marks and Copyrighted Works or designate new Marks or works in which copyright subsists, and Franchisee will implement such changes, withdrawals and additions within the period specified in the notice and at Franchisee’s expense.

8.3	Franchisee will not apply for or assist any third party in applying for, or seek to apply for, registration of any of the Marks, or any mark which is substantially identical or confusingly similar to the Marks or any of the Copyrighted Works, or Copyrighted Works or any portion thereof or Company’s or HDN’s proprietary rights in the Confidential Information anywhere in the world.

8.4	Franchisee will do nothing to prejudice, damage or contest the validity of the Marks (and registration thereof), the Copyrighted Works, the goodwill associated with the Marks and the Copyrighted Works, and Company and HDN’s proprietary rights in the Confidential Information. Franchisee will cooperate fully with Company in the protection and defense of the Marks and the Copyrighted Works. Franchisee will immediately notify Company of any apparent infringement of or challenge to Franchisee’s use of any Mark or Copyrighted Work, or claim by any person of any rights in any Mark or a confusingly or deceptively similar trademark, service mark or other item of intellectual property or Copyrighted Work. Franchisee will not communicate with any person other than its counsel and local governmental authorities (if required), Company and/or its counsel with respect to any such infringement, challenge or claim. Company has sole discretion to take such action as it deems appropriate in connection with any such infringement, challenge or claim of rights, and the right to control exclusively any settlement or legal processing arising out of any such infringement, challenge or claim or otherwise relating to any Mark or Copyrighted Work. Any award, or portion of an award, recovered by Company and/or HDN in any such action or proceeding shall belong solely to Company and/or HDN.

9.	CONFIDENTIALITY AND EXCLUSIVE RELATIONSHIP

9.1	Franchisee will at all times during and after the Term keep confidential and not disclose to any person, other than with Company’s prior written approval, the terms of this Agreement and any related agreements, the System Standards, the Manuals, all other materials containing or referring to the Marks or Copyrighted Works and all other information concerning the Krispy Kreme System, the Marks or Copyrighted Works, the Products or Non-Core Products, or Company’s business and affairs which may come to Franchisee by any means during the Term. Company may disclose the Manuals to Franchisee by any means during the Term. Franchisee may disclose the Manuals to Franchisee’s employees, on a need-to-know basis, only for the purposes of operating the STORE and provided that Franchisee at all times uses best endeavors to ensure that Franchisee’s employees retain in confidence the Manuals and any other materials or information disclosed to them with Company’s approval. This obligation of confidentiality does not apply in respect of information in the public domain or previously known to Franchisee otherwise than by breach of any obligation of confidentiality, or disclosure required by law or an order of any court or tribunal. Franchisee acknowledges that any breach of this obligation of confidentiality may cause substantial irreparable damage to Company and that, in addition to damages or other monetary compensation, injunctive or other equitable or immediate relief may be appropriate.

9.2	Franchisee acknowledges that Company has granted Franchises to Franchisee in consideration of and reliance upon Franchisee’s agreement that it and its Owners will deal exclusively with Company. Franchisee therefore agrees that, during the Term, neither Franchisee nor any of its Owners will, anywhere in the world: (a) have any direct or indirect Ownership Interest in any Competitive Business (this restriction is not applicable to the ownership of shares of a class of securities listed on a stock exchange or traded on a public stock market that represent less than three percent (3%) of the number of shares of that class of securities issued and outstanding); (b) perform services as a director, officer, manager, employee, consultant, representative, agent or otherwise for any Competitive Business; or (c) recruit or hire any person who is Company’s employee or the employee of any Krispy Kreme Store or who has been Company’s employee or the employee of any Krispy Kreme Store within the past six (6) months without obtaining prior written permission from Company or that person’s employer. Franchisee acknowledges and agrees that the failure of any person or entity restricted by this Section to comply with this Section will constitute a breach of this Agreement by Franchisee.

10.	ACCOUNTING, REPORTS AND FINANCIAL STATEMENTS

10.1	Franchisee will, at its expense, retain all records relating to the development and operation of the STORE. Franchisee will furnish to Company via the medium Company prescribes from time to time, in a form consistent with its then-current accounting practices and procedures: (a) weekly reports of the STORE’s sales, cost of goods sold, labor expense and number of transactions by 12:00 noon (Eastern Standard Time) on Tuesday of each week for the preceding week; (b) within thirty (30) days after the end of each month, an operating income statement of Franchisee for such month and fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied in the geographic area within which the STORE is located; (c) within forty-five (45) days after the end of each fiscal quarter, a balance sheet and income statement of Franchisee for such quarter and fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied in the geographic area within which the STORE is located; (d) within one hundred twenty days (120) days after the end of Franchisee’s fiscal year, an income statement for the STORE for such fiscal year (reflecting all year-end adjustments), and a statement of cash flow of the STORE, prepared in accordance with generally accepted accounting principles consistently applied in the geographic area within which the STORE is located; and (e) upon request by Company, such other data, reports, information and supporting records as Company may from time to time prescribe.

10.2	Franchisee agrees to maintain and to furnish to Company, upon request, complete copies of all withholding, income, sales, value added, use and service tax returns filed by Franchisee reflecting activities of the STORE. Company has the right to (a) disclose data derived from such reports without identifying Franchisee or the location of the STORE; (b) require Franchisee to have audited financial statements prepared on an annual basis; and (c) to access all cash registers/computer terminals and Franchisee’s computer system and retrieve all information relating to the STORE, as often as it deems appropriate.

Franchisee will take such action as may be necessary to provide such access to Company. Furthermore, Franchisee will immediately report to Company any events or developments which may have a significant or material adverse impact on the operation of the STORE, Franchisee’s performance under this Agreement, or the goodwill associated with the Marks and Krispy Kreme Stores. Franchisee will sign and verify as correct each report and financial statement submitted by Franchisee in the manner prescribed by Company.

10.3	Company will comply with all applicable consumer privacy and data protection laws and regulations and with any consumer privacy and data protection policies of Company in effect from time to time, including without limitation all laws, regulations and policies relating to any transfer of personal information by Franchisee to Company. Franchisee acknowledges and agrees that it is solely responsible for determining whether its data processing policies relating to international transfers of personal information are in compliance with all applicable laws and regulations. Franchisee will immediately notify Company if Franchisee discovers that its or Company’s consumer privacy and data protection policies applicable to Franchisee are not in conformity with applicable laws and regulations, including without limitation all laws and regulations relating to any transfer of personal information by Franchisee to Company.

10.4	Company has the right to audit at any time during regular business hours, and without prior notice to Franchisee, to inspect and audit, or cause to be inspected and audited, the business, financial and tax records of the STORE and Franchisee. Franchisee will fully cooperate and cause its employees and agents to fully cooperate with representatives of Company and independent accountants hired by Company to conduct any such inspection or audit. Company’s right to audit includes, without limitation, the right to access Franchisee’s computer system. In the event any such inspection or audit reveals an understatement of the Gross Sales of the STORE, Franchisee will pay to Company, within fifteen (15) days after receipt of the inspection or audit report, the Royalty payments due on the amount of such understatement, plus interest (at the rate and on the terms provided in this Agreement) from the date originally due until the date of payment. Further, in the event such inspection or audit is made necessary by the failure of Franchisee to timely furnish any reports or supporting records required to be submitted under this Agreement or if an understatement of Gross Sales for the period of any audit is determined by any such audit or inspection to be greater than two percent (2%), Franchisee will reimburse Company for the cost of such inspection or audit, including, without limitation, legal fees, accountants’ fees and the travel expenses, room and board and per diem charges for employees of Company. The foregoing remedies are in addition to all other remedies and rights of Company hereunder or under applicable law.

11.	FRANCHISEE’S OBLIGATIONS

11.1	Franchisee will disclose to Company all ideas, concepts, methods, techniques and products, including without limitation any developments or improvements to existing ideas, concepts, methods, techniques and products, conceived or developed by Franchisee, its Owners, employees and agents relating to the development and operation of Krispy Kreme Stores. Franchisee hereby grants to Company and agrees to procure from its Owners, employees and agents who have access to know-how relating to the development and operation of Krispy Kreme Stores, a perpetual, exclusive, royalty-free and worldwide right to use such ideas, concepts, methods, techniques and products in all food service businesses operated by Company, its Affiliates, developers and franchisees. Company has no obligation to pay Franchisee or any other person with respect to any such ideas, concept, method, technique or product. Franchisee will not use or allow any other person to use any such concept, method, technique or product without obtaining Company’s prior written approval.

11.2	Franchisee agrees that the STORE will be under direct, on-premises management by a trained Managing Director or General Manager (as designated in the Development Agreement) or one of Franchisee’s store managers, all of whom have completed training to Company’s satisfaction.

12.	PAYMENTS BY FRANCHISEE

12.1	Franchisee will pay all amounts due to Company on each Payment Day pursuant to this Agreement:
(a)	in Dollars or such other currency as Company notifies Franchisee from time to time using, when applicable, the exchange rate for conversion to the specific currency which is posted on the day before Payment Day by such bank as is specified by Company from time to time;

(b)	by electronic funds transfer to the bank account specified in Schedule A or in such other manner as Company notifies Franchisee from time to time; and

(c)	without any deduction or set-off and free of any taxes payable in respect of such payments, other than as required by law.
12.2	Without limiting Company’s right to terminate this Agreement pursuant to Section 14, all amounts which Franchisee owes to Company or its Affiliates under this Agreement or any related agreement will bear interest after due date at a rate specified in Schedule A.

12.3	Company reserves the right to apply any of Franchisee’s payments to any of its past due indebtedness to Company and its Affiliates. Company has the right to set off any amounts Franchisee or its Owners owe Company against any amounts Company might owe Franchisee or its Owners, with the exception of any amounts that are the subject of a pending arbitration proceeding between Company and Franchisee. Franchisee will not withhold payment of any amounts owed to Company on the grounds of Company’s alleged non-performance of any of its obligations hereunder. All such claims will, if not otherwise resolved by Company, be submitted to mediation and arbitration as provided in Section 18 herein.

12.4	Franchisee will pay promptly when due all taxes, duties, charges and levies payable in respect of the STORE and all debts and other financial obligations incurred in the operation of the STORE, including, without limitation, all obligations to suppliers.

12.5	If at any time, legal restriction will be imposed upon the purchase of Dollars of the transfer to or credit of a non-resident entity with payments in Dollars, Franchisee will notify Company immediately. Franchisee will use its best efforts to obtain any consents or authorizations which may be necessary in order to permit timely payments in Dollars of all amounts payable hereunder. While such restrictions are in effect, Company may require Franchisee to deposit all amounts due but unpaid as a result of such a restriction in any type of account, in any bank or institution designated by Company and in any currency designated by Company. Company will be entitled to all interest earned on such deposits. In the event such restrictions prevent payment by Franchisee of amounts due hereunder in Dollars for a period of twelve (12) consecutive months or more, Company may, at its sole and exclusive option, terminate this Agreement effective upon delivery of notice thereof to Franchisee.

12.6	In the event that any amounts payable by Franchisee to Company hereunder are subject to withholding or other taxes that Franchisee is required to deduct from such payments, Franchisee is entitled to deduct such taxes and remit the same to the appropriate governmental authorities. Within the time required by law, Franchisee will complete all forms prescribed by governmental authorities with regard to taxes withheld or paid and provide copies thereof to Company. Furthermore, Franchisee will promptly deliver to Company receipts of applicable governmental authorities for all such taxes withheld or paid. Franchisee will be responsible for and will indemnify and hold Company and its Affiliates harmless against any penalties, interest and expenses incurred by or assessed against Company or its Affiliates as a result of Franchisee’s failure to withhold such taxes or to remit them to the appropriate taxing authority. Franchisee will fully and promptly cooperate with Company to provide such information and records as Company may request in connection with any application by Company to any taxing authority for tax credits, exemptions or refunds available for any withholding or other taxes paid or payable by Franchisee. In the event Company is required to refund to Franchisee any amounts paid hereunder pursuant to the terms and conditions of this Agreement, Company will not be required to refund that portion of those amounts which were withheld by Franchisee in order to comply with any applicable tax law unless and until Company receives a refund of such amounts from the applicable government and/or agency thereof or utilizes a foreign tax credit which is directly attributable to such amounts on its United States federal income tax return which is accepted by the United States Treasury or with respect to which the period within which such credit may be reduced or is allowed has expired.

12.7	All amounts which Franchisee owes to Company or its Affiliates under this Agreement or any related agreement will bear interest after due date at a rate specified in Schedule B. Such interest will be payable in the same currency as the principal debt on which interest accrues. This Subsection does not constitute Company’s agreement to accept such payments after same are due or a commitment by Company to extend credit to, or otherwise finance Franchisee’s operation of, the STORE. Franchisee acknowledges that its failure to pay all such amounts when due will constitute grounds for termination of this Agreement and the Franchise granted hereunder, as provided in Section 15 hereof, notwithstanding the provisions of this Subsection.

13.	TRANSFER

13.1	This Agreement is fully transferable by Company and will inure to the benefit of any assignee or other legal successors to Company’s interest. Franchisee agrees that Company has the right, from time to time, to delegate the performance of any portion or all of Company’s obligations and duties under this Agreement to designees, whether the same are Company’s agents or independent contractors with which Company has contracted to provide these services.

13.2	Neither an Ownership Interest in Franchisee nor Franchisee’s obligations under this Agreement, the Franchise, the STORE, or the lease for or ownership of the Site, will be transferred without Company’s prior written approval (which approval will not be unreasonably withheld).

13.3	Subject to the other provisions of this Section: (a) a Transfer of ownership, possession control or any other interest in the STORE will be made only in conjunction with a Transfer of the Franchise. This rule will also apply where the Transfer is one of a series of Transfers which in the aggregate constitute the Transfer of the STORE; (b) a Transfer of the Franchise will be made only in conjunction with a Transfer, approved by Company, of this Agreement and all other franchise agreements between the parties. This rule will also apply where the Transfer is one of a series of Transfers which in the aggregate constitute the Transfer of the Franchise; and (c) a Transfer of this Agreement will be made only in conjunction with a Transfer, approved by Company, of all franchises for Krispy Kreme Stores operated by Franchisee or its Affiliate.

13.4	If Franchisee determines to sell, assign or transfer an interest in this Agreement, the Franchise or the STORE, Franchisee will obtain (a) a bona fide, arms length, executed written offer, (b) an earnest money deposit (in the amount of five percent (5%) or more of the offering price) from a qualified, responsible, bona fide and fully disclosed purchaser. Franchisee will immediately submit to Company a true and complete copy of such offer (conditioned on Company’s first refusal rights) and any proposed ancillary agreements, which includes details of the payment terms of the proposed sale and the sources and terms of any financing for the proposed purchase price. The offer must apply only to an interest in this Agreement, the Franchise and the STORE although the offer may include any other Krispy Kreme Stores in which Franchisee or any of its Owners have a beneficial interest and any rights Franchisee or any of its Owners have in any development agreement with Franchisee, and may not include an offer to purchase any of Franchisee’s (or its Owners’) property or rights other than incidental to the operation of Krispy Kreme Stores. However, if the offeror proposes to buy any other property or rights from Franchisee (or its Owners) under a separate, contemporaneous offer, such separate, contemporaneous offer must be disclosed to Company, and the price and terms of purchase offered to Franchisee in the offer for the interest, this Agreement, the Franchise and the STORE will reflect the bona fide price offered therefor and not reflect any value for any other property or rights.
        13.4.1 Company has the right, exercisable by written notice delivered to Franchisee within thirty (30) days from the date of delivery to Company of an exact copy of such offer (and any ancillary agreements), a complete executed application for Company’s approval of the Transfer and all other information Company requests, to purchase such interest for the price and on the terms and conditions contained in such offer, provided that Company may substitute cash for any form of payment proposed in such offer; Company’s credit will be deemed equal to the credit of any proposed purchaser and Company will have not less than ninety (90) days after giving notice to prepare for closing.
        13.4.2 Company will be entitled to purchase such interest subject to all representations and warranties given by the seller of a business including, without limitation, representations and warranties as to (a) ownership, condition and title to stock and/or assets, (b) liens and encumbrances relating to the stock and/or assets, and (c) validity of contracts and liabilities, contingent or otherwise, of the business being purchased.
        13.4.3 If Company exercises its right of first refusal, Franchisee and its Owners will, for a period of two (2) years commencing on the date of closing be bound by the non-competition covenant contained respectively in this Section and in the form provided in Exhibit D.
        13.4.4 If Company does not exercise its right of first refusal, Franchisee may complete the sale to such purchaser pursuant to and on the exact terms of such offer, subject to Subsections 13.2 and 13.3 of this Agreement, provided that if the sale to such purchaser is not completed within one hundred twenty (120) days after delivery of such offer to Company, or if there is any change in the terms of the sale (which Franchisee agrees promptly to communicate to Company), Company will again have an additional right of first refusal for thirty (30) days on the same terms and conditions as are applicable to the initial right of first refusal.
14.	DEFAULT AND TERMINATION

14.1	Company has the right to terminate the Franchise, effective immediately upon delivery of written notice to Franchisee, if any of the following events occur:
(a)	Franchisee or any of its Owners has made any material misrepresentation or omission in connection with its application for and purchase of the Franchise;

(b)	Franchisee abandons or fails actively to operate the STORE for five (5) or more consecutive business days, unless such STORE has been closed for a purpose Company has approved or because of casualty or government order;

(c)	Franchisee (or any of its Owners) makes an unauthorized Transfer of the Franchise or of an Ownership Interest in Franchisee or the STORE;

(d)	Franchisee (or any of its Owners) is or has been convicted by a trial court of, or pleads guilty or has pleaded no contest to, a felony or any other crime or offense that may adversely affect the reputation of Krispy Kreme Stores, or the goodwill associated with the Marks, or engages in any misconduct that may adversely affect the reputation of the STORE or other Krispy Kreme Stores or the goodwill associated with the Marks;

(e)	Franchisee violates any health, safety or sanitation law, ordinance or regulation and does not completely correct such non-compliance or violation within seventy-two (72) hours, after delivery of written notice thereof;

(f)	Franchisee makes an assignment for the benefit of creditors or admits in writing its insolvency or inability to pay its debts generally as they become due; Franchisee consents to the appointment of a receiver, trustee or liquidator of all or the substantial part of its property; the STORE is attached, seized, subjected to a writ or distress warrant or levied upon, unless such attachment, seizure, writ, warrant or levy is vacated within thirty (30) days; or any order appointing a receiver, trustee or liquidator of Franchisee or the STORE is not vacated within thirty (30) days following the entry of such order;

(g)	Franchisee (or any of its Owners) engages in any dishonest or unethical conduct which may adversely affect the reputation of the STORE or other Krispy Kreme Stores or the goodwill associated with the Marks;

(h)	Franchisee knowingly or negligently maintains false records in respect of the STORE or submits any false report to Company;

(i)	Company has terminated any of Franchisee’s development rights under the Development Agreement or any other Franchise granted to Franchisee under this Agreement;

(j)	Franchisee fails to make payments of amounts due to Company and does not correct such failure within ten (10) days after delivery of written notice of such failure; or

(k)	Franchisee (or any of its Owners) fails on three (3) or more separate occasions within any period of twelve (12) consecutive months to submit when due reports or other data, information or supporting records, to pay when due amounts owed to Company or otherwise to comply with the Franchise, whether or not such failures to comply were corrected after written notice of such failure was delivered to Franchisee.
14.2	Except as otherwise expressly provided herein, Company has the right to terminate the Franchise if Franchisee fails to comply with its obligations hereunder and does not correct such failure within thirty (30) days after written notice of such failure is delivered to Franchisee, in particular if:
(a)	In the event of the dissolution or insolvency, if a legal entity, of Franchisee or of an Owner of a controlling interest in Franchisee is not assigned as herein required;

(b)	Franchisee surrenders or transfers its control of the operation of the STORE without Company’s prior written consent;

(c)	Franchisee loses the right to possession of the Site and has not relocated to another site approved by Company within a reasonable period of time;

(d)	Franchisee (or any of its Owners) makes any unauthorized use or disclosure of any Confidential Information or uses, duplicates (other than for use in the STORE) or discloses any portion of the Manuals in violation of this Agreement;

(e)	Franchisee (or any of its Owners) makes any unauthorized use of the Marks, or Copyrighted Works (including, but not limited to, unauthorized use of the Marks as part of a Website domain name or electronic address or as part of information available on such Website) or challenges or seeks to challenge the validity of the Marks;

(f)	The guarantor(s) of this Agreement breach the Guaranty and Assumption of Obligations executed concurrently with this Agreement;

(g)	Franchisee fails to pay when due any foreign, federal, state or local income, service, sales or other taxes due on the operations of the STORE, unless Franchisee is in good faith contesting its liability for such taxes;

(h)	Franchisee sells any food or beverage item that has not been approved by Company; or

(i)	Franchisee (or any of its Owners) fails to comply with any other obligation of the Franchise or any System Standard.

14.3	Company has the option, but not the obligation, to cure Franchisee’s default under Subsection 14.2. If Company chooses to exercise such option, then within five (5) days of the date Franchisee receives notice from Company of the expenses Company incurred in curing Franchisee’s default, Franchisee shall reimburse Company for all such expenses.

15.	CONSEQUENCES OF TERMINATION OR EXPIRATION

15.1	Immediately upon the expiration or termination of this Agreement, Franchisee will:
(a)	pay all amounts owing to Company;

(b)	discontinue all use of the Marks and the Copyrighted Works and otherwise cease holding out any affiliation or association with Company or the Krispy Kreme System unless authorized pursuant to any other written agreement with Company;

(c)	cease using and dispose of all materials bearing the Marks and all proprietary supplies and confidential information (as described in Section 9 of this Agreement) in accordance with Company’s instructions unless authorized pursuant to any other written agreement with Company; and

(d)	if Company so requires, de-identify the STORE in accordance with Company’s instructions.
15.2	Upon termination of this Agreement, neither Franchisee nor any of its Owners will directly or indirectly, through any entity in which an Owner holds a direct or indirect Ownership Interest, for a period of two (2) years commencing on the effective date of such termination or expiration or the date on which Franchisee ceases to conduct its activities under this Agreement, whichever is later, have any direct or indirect interest as a disclosed or beneficial owner, investor, partner, director, officer, manager, employee, consultant, representative, agent, or in any other capacity in any Competitive Business located within forty (40) kilometers of the Site; or within eight (8) kilometers of any other Krispy Kreme Store in operation or under construction. The restrictions of this Subsection should not be construed to prohibit Franchisee, any of its Owners, or any entity in which Owner holds a direct or indirect Ownership Interest, from (a) having a direct or indirect Ownership Interest in Krispy Kreme Stores, development agreement or franchise for the development or operation of Krispy Kreme Stores or from providing services to Krispy Kreme Stores or to Franchisee pursuant to other agreements with Company or with Franchisee or (b) owning publicly traded Ownership Interests of a Competitive Business that constitute less than three percent (3%) of a class of Ownership Interests issued and outstanding.

15.3	Upon termination or expiration (without the grant of a successor franchise) of this Agreement, Company will have the option, exercisable by giving written notice thereof to Franchisee within sixty (60) days from the date of such expiration or termination, to purchase from Franchisee any or all the assets used in the STORE. Company’s right to purchase under this Subsection includes the leasehold rights (subject to any rights of approval retained by the owner of the leasehold) to or ownership of the Site. Company or its assignee will be entitled to all warranties and representations requested by Company including, without limitation, representations and warranties as to: (a) ownership, condition and title to assets; (b) liens and encumbrances on the assets, validity of contracts and agreements; (c) liabilities inuring to Company or affecting the assets, contingent or otherwise; and (d) a general release referred to below.
15.3.1	As a condition of Company’s purchase of the STORE, Franchisee and its Owners further agree to execute a general release, in form satisfactory to Company, of any and all claims against Franchisee and its Affiliates, shareholders, officers, directors, employees, agents, successors and assigns relating to the performance of Company or any of its Affiliates under this Agreement.

15.3.2	Franchisee agrees at Company’s election (a) to sell and assign its leasehold interest in the Site to Company at fair market value, if any; or (b) if Franchisee is unable to assign its leasehold interest, to enter into subleases at a fair market rental for the remainder of the lease term on the same terms (including, without limitation, renewal options) as the prime leases; or (c) if Franchisee owns the Site, to lease the Site to Company at a reasonable commercial rent and according to terms comparable with rental terms for similar leased properties in the marketplace where the Site is located.

15.3.3	The purchase price for the assets of the STORE will be their fair market value, determined as of the date of termination or expiration in a manner consistent with the reasonable depreciation of leasehold improvements owned by Franchisee and the equipment, furniture, fixtures, signs, delivery vehicles, materials and supplies. The STORE’s market value includes, without limitation, the goodwill Franchisee has developed in the market of the STORE that is independent of the goodwill of the Marks and the Krispy Kreme System; the length of the remaining term of the lease or sublease for the Site, if any; and the age and condition of the improvements, equipment, fixtures, furnishings, décor, signs and delivery vehicles of the STORE. Company may exclude from the assets purchased hereunder cash or its equivalent and any leasehold improvements, equipment, furnishings, fixtures, signs, delivery vehicles, materials and supplies and other assets that are not necessary or appropriate (in function or quality) to the STORE’s operation or that Company has not approved as a meeting standards for Krispy Kreme Stores, and the purchase price will reflect such exclusions.

15.3.4	If Company and Franchisee are unable to agree on the fair market value of the assets of the STORE which Company has elected to purchase, the fair market value will be determined by three (3) independent appraisers who collectively will conduct one (1) appraisal. Company will appoint one (1) appraiser, Franchisee will appoint one (1) appraiser, and then those appraisers will appoint the third appraiser. Franchisee and Company will select their respective appraisers within fifteen (15) days after the Notification Date, and the two (2) appraisers so chosen will appoint the third appraiser within fifteen (15) days after the date on which the last of the appointed appraisers is appointed. Company and Franchisee will each bear the cost of their own appraiser and share equally the fees and expenses of the third appraiser. Company and Franchisee will instruct the three (3) appraises to complete their appraisal within thirty (30) days after the third appraiser’s appointment. The purchase price for the assets of the STORE will be paid at the closing of the purchase, which will take place no later than ninety (90) days after determination of the purchase price. At the closing Franchisee will deliver instruments transferring to Company or its assignee: (a) good and merchantable title to the assets purchased, free and clear of all liens and charges (other than liens and charges acceptable to Company or its assignee), with all applicable sales, value added, and other transfer taxes paid by Franchisee; (b) all licenses and permits of such STORE which may be assigned or transferred; and (c) the leasehold interest in (or unencumbered title to) the Site and improvements thereon. If Franchisee cannot deliver clear title to all of the purchased assets, or if there are other unresolved issues, the closing of the sale will be accomplished through an escrow of trust, at the sole discretion of Company.
15.4	In lieu of exercising its option to buy the STORE as provided herein, Company will have the option to buy from Franchisee any or all of the items of equipment and fixtures that Franchisee originally purchased from Company, its Affiliates, or its designated suppliers with respect to the STORE. Franchisee may not sell any of these items without waiver of Company’s option to purchase the same. The purchase price for such equipment and fixtures will be their fair market value, determined in the same manner as set forth in Subsection 15.3.3. The closing purchase of such equipment and fixtures will be accomplished in the same manner provided in Subsection 15.3.4.

15.9	All obligations of Company and Franchisee, its Owners or their immediate family under this Agreement, which expressly or by their nature survive or are intended to survive the termination or expiration of this Agreement, will continue in full force and effect subsequent to and notwithstanding the termination or expiration until they are satisfied in full or by their nature expire.

16.	SUCCESSOR FRANCHISE

16.1	Upon expiration of the Term, Company will grant Franchisee a successor franchise if Franchisee and each of its Owners are in full compliance with the provisions of this Agreement and provided that the following conditions are met:
(a)	Franchisee maintains possession of the Site and agrees to upgrade the STORE to Company’s then-current standards for Krispy Kreme Stores;

(b)	If Franchisee is unable to maintain possession of the Site, or if in Company’s judgment the STORE should be relocated, and Franchisee secures a substitute site approved by Company, develops such site in compliance with Company’s then-current standards for Krispy Kreme Stores, and continues to operate the STORE at the Site until operations are transferred to the substitute site;

(c)	Franchisee gives Company written notice of its election to acquire a successor franchise at least six (6) months but not more than twelve (12) months prior to the expiration of the term of the Franchise;

(d)	Franchisee has been in compliance with all of the terms and conditions of the Franchise through the date of its expiration;

(e)	Franchisee and its Owners will execute the terms and conditions of the agreements Company is then customarily using in connection with the grant of successor franchises for Krispy Kreme Stores; and

(g)	Franchisee and its Owners will execute general releases and deliver them to Company for acceptance and execution within sixty (60) days after their delivery to Franchisee, in form satisfactory to Company, of any and all claims against Company and its Affiliates, shareholders, officers, directors, employees, agents, successors and assigns.
16.2	Once Company receives notice from Franchisee in accordance with paragraph (c) above, Company will give Franchisee notice, within ninety (90) days after Company’s receipt of Franchisee’s notice, of its decision: (a) to grant Franchisee a successor franchise; (b) to grant Franchisee a successor franchise on the condition that deficiencies of the STORE, and/or in its operation of the STORE, are corrected; or (c) not to grant Franchisee a successor Franchise. If Company’s notice states that Franchisee must cure certain deficiencies of the STORE or its operation as a condition to the grant of a successor franchise, Franchisee will have thirty (30) days from the receipt of such notice to cure such deficiencies. If Franchisee does not cure such deficiencies, Company will give Franchisee written notice of a decision not to grant a successor franchise, based upon Franchisee’s failure to cure such deficiencies, within thirty (30) days after the expiration of the cure period, provided, however, that Company will not be required to give Franchisee such notice if Company decides not to grant Franchisee a successor franchise due to its breach of the Franchise during the cure period or the thirty (30) day period thereafter. If Company fails to give Franchisee: (a) notice of deficiencies in the STORE, or in its operation of the STORE, within ninety (90) days after Company receives Franchisee’s timely election to acquire a successor franchise; or (b) notice of its decision not to grant a successor franchise within thirty (30) days after the expiration of the cure period (if such notice is required), Company may extend the term of the Franchise for such period of time as is necessary in order to provide Franchisee with either reasonable time to correct deficiencies or the thirty (30) day notice of its refusal to grant a successor franchise required hereunder.

17.	INDEPENDENT CONTRACTORS/INDEMNIFICATION

17.1	Company and Franchisee understand and agree that this Agreement does not create a fiduciary relationship between them, that Company and Franchisee are and will be independent contractors, and that nothing in this Agreement is intended to make either party a general or special agent, joint venturer, partner, or employee of the other for any purpose. Franchisee agrees to conspicuously identify itself in all dealings with others as the owner of the STORE under a franchise Company has granted and will conspicuously and prominently place such other notices of independent ownership on such forms, business cards, stationery, advertising and other materials as Company may require from time to time.

17.2	Franchisee will not employ any of the Marks in signing any contract, application for any license or permit, or in a manner that may result in liability of Company or its Affiliates for any indebtedness or obligation of Franchisee, nor will Franchisee use the Marks in any way not expressly authorized herein. Except as expressly authorized in writing, neither Company nor Franchisee will make any express or implied agreements, warranties, guarantees or representations, or incur any debt in the name of or on behalf of the other, or represent that their relationship is other than manufacturer/developer and franchisor/franchisee and neither Company nor Franchisee will be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized in writing, nor will Company be obligated for any damages to any person or property directly or indirectly arising out of the development or operation of STORE or Franchisee’s business authorized by or conducted pursuant to this Agreement.

17.3	During the Term, Franchisee is required to seek approval from Company for certain acts and activities. Company and Franchisee agree that such approvals by Company do not constitute any assurance, guarantee, representation or warranty that such acts and activities are sound and appropriate, and Company (and its Affiliate) decline any responsibility in relation with such acts and activities which remain Franchisee’s sole responsibility.

17.4	Company will have no liability for any sales, value added, use, service, occupation, excise, gross receipts, income, property, payroll or other taxes, whether levied upon Franchisee or the STORE in connection with the sales made or business conducted by Franchisee (except any taxes Company is required by law to collect from Franchisee). Payment of all such taxes will be the responsibility of Franchisee.

17.5	Franchisee agrees to indemnify, defend and hold Company, its Affiliates, and their respective shareholders, directors, officers, employees, agents, successors and assignees (each, an “Indemnified Party”) harmless against and to reimburse them for: all claims, losses, obligations and damages described in Subsection 17.6, any and all claims and liabilities of its customers and other third parties with whom Franchisee deals, directly or indirectly arising out of this Agreement, any and all taxes described in Subsection 17.4, the development or operation of the STORE pursuant to this Agreement (including, without limitation, its breach or violation of any representation, warranty, agreement, contract or commitment resulting from its signing of this Agreement or performance of any of its obligations under this Agreement), unauthorized activities conducted in association with the Marks, or the Transfer of any interest in this Agreement, the

Franchise, or the STORE, to the extent that such claims, obligations, damages, losses or liabilities do not arise solely from Company’s gross negligence or wrongful conduct.

17.6	For purposes of this Section, “claims” means and includes all obligations, damages (including, without limitation actual, consequential, special, loss of profits and punitive) and costs reasonably incurred in the defense of any such claim against the Indemnified Party, including without limitation reasonable accountants’, attorneys’, attorney assistants’, arbitrators’ and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses. The Indemnified Party will have the right to defend any such claim against it or its Affiliates in such manner as Company deems appropriate or desirable in its sole discretion. This indemnity will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

17.7	Under no circumstances will the Indemnified Party be obligated to seek recovery from any insurer or other third party, or otherwise to mitigate its losses and expenses, in order to maintain and recover fully a claim against the party against which indemnification is sought (the “Indemnifying Party”). A failure to pursue such recovery or mitigate a loss, will in no way reduce or alter the amounts the Indemnified Party may recover from the Indemnifying Party.

18.	DISPUTE RESOLUTION

18.1	If any part of this Agreement is held to be void, invalid or otherwise unenforceable, Company may elect either to modify the void, invalid or unenforceable part to the extent necessary to render it legal, valid and enforceable or to sever the void, invalid or unenforceable part, in which event the remainder of this Agreement will continue in full force and effect.

18.2	If any applicable and binding law or rule of any jurisdiction requires greater prior notice than is required hereunder for the termination of any rights under this Agreement or the taking of some other action not required hereunder, the prior notice and/or other action required by such law or rule will be substituted for the comparable provisions hereof.

18.3	Company and Franchisee acknowledge that certain disputes may arise that they are unable to resolve, but may be resolved through mediation. To facilitate such resolution, Company and Franchisee agree that either of them has the right, prior to commencement of an arbitration proceeding by a party as provided herein, to require that a dispute first be submitted for non-binding mediation at a mutually agreeable location (if the parties cannot agree on a location, the mediation will be conducted in New York, New York). Such mediation will be conducted pursuant to the rules of the American Arbitration Association (“AAA”). The parties agree that statements made by any party in such mediation proceeding will not be admissible for any purpose in a subsequent arbitration or other legal proceeding.

18.4	Subject to Subsection 18.3, and except for controversies, disputes or claims related to or based on Franchisee’s use of the Marks after the expiration or termination of the Franchise or Franchisee’s development rights under the Development Agreement, all controversies, disputes or claims arising between Company, its Affiliates and their respective shareholders, officers, directors, employees and agents (in their representative capacity) and Franchisee (and its owners and the guarantors of this Agreement) arising out of or related to the relationship of the parties hereto, this Agreement or any other agreement between the parties or any provision of such agreement and the validity thereof, will be submitted for binding arbitration to the AAA on demand of either party.

18.5	Such arbitration proceedings will be conducted in New York, New York, and, except as otherwise provided herein, will be heard before a panel of three (3) arbitrators and conducted in accordance with the then current commercial arbitration rules of the AAA for international arbitrations. All matters relating to arbitration will be governed by the United States Federal Arbitration Act (9 U.S.C. § 1 et seq.) and not by any state or foreign arbitration law.

18.6	Company and Franchisee will each appoint one (1) arbitrator and the two (2) arbitrators so appointed will appoint a third arbitrator to act as chairman of the tribunal. If a party fails to nominate an arbitrator within thirty (30) days from the date when a party’s request for arbitration has been communicated to the other party, such appointment will be made by the AAA. The two (2) arbitrators thus appointed will attempt to agree upon the third arbitrator to act as chairman. If said two (2) arbitrators fail to nominate the chairman within thirty (30) days from the date of appointment of the second arbitrator to be appointed, the chairman will be appointed by the AAA.

18.7	The arbitrators will have the right to award or include in their award any relief which they deem proper in the circumstances, including, without limitation, money damages (with interest on unpaid amounts from date due), specific performance, injunctive relief and attorneys’ fees and costs, provided that the arbitrators will not have the right to declare any Mark generic or otherwise invalid or, except as otherwise provided herein, to award exemplary, consequential, special or punitive damages. The award and decision of the arbitrators will be conclusive and binding upon all parties hereto and judgment upon the award may be entered in any court of competent jurisdiction, and Franchisee and Company waive any right to contest the validity or enforceability of such award.

18.8	The parties further agree to be bound by the provisions of any applicable limitation on the period of time in which claims must be brought under applicable law or this Agreement, whichever is less. The parties further agree that in connection with any such arbitration proceeding each will submit or file all claims which it has against the other party within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed as described above will forever be barred. The parties further agree that arbitration will be conducted on an individual, not a class-wide basis, and that any arbitration proceeding between Company and Franchisee will not be consolidated with any other arbitration proceeding involving Company and any other person.

18.9	Notwithstanding anything to the contrary contained in this Section 18, each party has the right, in a proper case, to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction, provided, however, that the parties to the dispute agree to submit their dispute for contemporaneous, non-binding mediation as provided in Subsection 18.3 and, if such dispute cannot be resolved through such mediation and is subject to arbitration pursuant to the terms of this Section, for arbitration as provided in this Section. The arbitration provision contained herein will continue in full force and effect subsequent to and notwithstanding expiration or termination of this Agreement.

19.	NOTICES

19.1	All written notices and reports permitted or required to be delivered by the provisions of this Agreement or of the Manuals will be deemed so delivered: (a) at the time delivered by hand, (b) one (1) business day after transmission by telegraph, facsimile or other electronic system (evidenced by machine generated receipt), (c) one (1) business day after being placed in the hands of an international commercial courier service for next business day delivery, (d) or three (3) business days after placement in the United States Mail by registered or certified mail, return receipt requested, postage prepaid and addressed to the party to be notified at its most current principal business address of which the party sending the notice has been notified. All payments and reports required by this Agreement will be directed to Company at such address, or to such other persons and places, as Company may direct in writing from time to time. Any required payment or report not actually received by Company during regular business hours on the date due (or postmarked by postal authorities at least two (2) days prior thereto) will be deemed delinquent.

20.	MISCELLANEOUS

20.1	This Agreement (including, without limitation, the preambles and Exhibits hereto) together with the Manuals and Company’s other written policies, constitutes the entire agreement of the parties, except as provided below, and there are no other oral or written understandings, representations, warranties or agreements between the parties relating to the subject matter of this Agreement. If two (2) or more persons are at any time an Owner hereunder, whether as partners or joint venturers, their obligations and liabilities to Company will be joint and several. This Agreement may be executed in counterparts, each of which will be deemed an original.

20.2	This Agreement is binding upon the parties hereto and their respective executors, administrators, heirs, beneficiaries, assigns and successors in interest, and will not be modified except by written agreement signed by both Company and Franchisee. The Agreement will be deemed to be made when accepted on Company’s and Franchisee’s behalf.

20.3	Company and Franchisee may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice to the other or such other effective date stated in the notice of waiver. Any waiver Company or Franchisee grant will be without prejudice to any other rights the waiving party may have, will be subject to its continuing review and may be revoked, in its sole discretion, at any time for any reason, effective upon delivery to the other party of ten (10) days’ prior written notice. The delay or failure of any party to exercise any right or remedy pursuant to this Agreement will not operate as a waiver of the right or remedy and a waiver of any particular breach will not be a waiver of any other breach. All rights and remedies under this Agreement are cumulative and the exercise of one right or remedy will not limit the exercise of any other right or remedy.

20.4	Company and Franchisee agree that, except to the extent governed by the United States Federal Arbitration Act (9 U.S.C. §1 et seq.), the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. § 1051 et seq.), or other United States federal law, this Agreement and all claims arising from the relationship between the parties will be governed by the internal laws of the State of New York, exclusive of its choice of law and conflict of law rules, except that any New York law regulating the sale of franchises or business opportunities or governing the relationship of a franchisor and its franchisee will not apply unless such state’s jurisdictional requirements are met independently without reference to this Subsection. Company and Franchisee agree that any action against Franchisee arising out of or relating to this Agreement or the enforcement of an arbitration award must be brought in the United States District Court for the Southern District of New York; and Franchisee will irrevocably submit to the jurisdiction of such courts and waive any objection Franchisee may have to either the jurisdiction of or venue in such courts. Notwithstanding the foregoing, any party may bring an action to obtain a restraining order or temporary or preliminary injunction, or to enforce an arbitration award, in any court of general jurisdiction in the state or country in which Franchisee resides or the geographic area in which the STORE is located.

20.5	If Company incurs expenses in connection with Franchisee’s failure to pay when due amounts owed to Company, to submit when due any reports, information or supporting records or otherwise to comply with this Agreement, Franchisee will reimburse Company for costs and expenses Company incurs, including, without limitation, reasonable accounting, attorneys’, arbitrators’ and related fees.

20.6	Company and Franchisee have required that this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language, and any translation of any of the foregoing into any other language will not be an official version thereof. In the event of any conflict in interpretation between the English version of this Agreement or any deed, document or notice relating to this Agreement and a translation thereof, the English version will control.

20.7	Neither Company nor Franchisee will be liable for loss or damage or deemed to be in breach of this Agreement if its failure to perform its obligations results from: (1) transportation shortages, inadequate supply or equipment, products, supplies, labor, material or energy or the voluntary foregoing of the right to acquire or use any of the foregoing in order to accommodate or comply with any law, ruling, order, regulation, requirement, or instruction of any government or any department or agency thereof; (2) acts of God; or (3) fires, strikes, embargoes, war or riot. Any delay resulting from any of said causes will extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that said causes will not excuse payment of amounts owed to Company or designated suppliers at the time of such occurrence or payment of Royalty amounts due on gross sales of the STORE thereafter. In the event that such causes or occurrences continue for a period of twelve (12) months or more, Company, at its sole and exclusive option, may terminate this Agreement, effective upon delivery of notice thereof to Franchisee.

20.8	Except with respect to (a) each party’s obligation to indemnify the other in accordance with provisions herein and (b) claims Company brings against Franchisee for its unauthorized use of the Marks or Copyrighted Works or unauthorized use or disclosure of any Confidential Information, Company and Franchisee hereby waive to the fullest extent permitted by law, any right to or claim for any punitive or exemplary damages against the other and agree that in the event of a dispute between them, each will be limited to the recovery of equitable relief and to recovery of any actual damages it sustains. Company and Franchisee irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either of them.

20.9	Except for claims (a) bought by Company with regard to Franchisee’s obligations to indemnify Company in accordance with provisions herein, or (b) arising from Franchisee’s non-payment or underpayment of amounts Franchisee owes Company pursuant to this Agreement, any and all claims arising out of or relating to this Agreement or the relationship of Company and Franchisee are barred unless a judicial proceeding, or a mediation or arbitration proceeding in accordance with this Agreement, is commenced within one (1) year from the date Company or Franchisee knew or, exercising reasonable diligence should have known, of the facts giving rise to such claims, whichever occurs first.

20.10	If any covenant herein which restricts competitive activity is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but would be enforceable by reducing any part or all thereof, Franchisee and Company (and its Affiliate) agree that such covenant will be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction the law of which is applicable to the validity of such covenant.

20.11	The rights of Company and Franchisee hereunder are cumulative and no exercise or enforcement by either party of any right or remedy hereunder will preclude the exercise or enforcement by either party is entitled by law to enforce.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in multiple originals on the day and year first above written.

KRISPY KREME DOUGHNUT CORPORATION		[FRANCHISEE]

By:		By:

	Name:		Name:

	Title:		Title:

EXHIBIT A
LISTING OF OWNERSHIP INTERESTS AND MANAGING DIRECTOR

Ex. A-1

EXHIBIT B
ITEMS REQUIRED TO BE PURCHASED FROM COMPANY

Ex. B-1

EXHIBIT C
MARKS

Ex. C-1

EXHIBIT D
CONFIDENTIALITY AND NON-COMPETITION COVENANTS

Ex. D-1

SCHEDULE A
BUSINESS TERMS

Company:	Krispy Kreme Doughnut Corporation

Company’s Address:	P.O. Box 83

Winston-Salem, North Carolina 27102

Franchisee:

Franchisee Address:

STORE Address:

Currency:	Dollar

Date of Agreement:	_________, 20______

Advertising and	Per year, not less than 3% of STORE’s Gross Sales
Promotion Contribution:
(Subsection 6.3)

Royalty:	6% of Gross Sales
(Subsection 3.2)

Payment Day:
(Subsection 3.2)

Bank Account
(Subsection 12.1)

Governing Law:	New York
(Subsection 20.4)

Guarantors:

In-Term Restraint Area:	Anywhere in the world
(Subsection 9.2)

Initial Franchise Fee:	$25,000
(Subsection 3.1)

Interest Rate:	The lesser of (i) eighteen percent (18%) per
(Subsection 12.2)	annum or (ii) the highest legal rate permitted by
applicable law.

Post-Term Restraint Area:	A 40 kilometer radius of the Site or within 8
(Subsection 15.2)	kilometers of any other Krispy Kreme Store in
operation or under construction.

Post-Term Covenant not	2 years
to Compete Restraint Period:
(Subsection 15.2)

Term:	15 years commencing on the date STORE opens for
(Subsection 2.1)	business.

Transfer Fee:	$25,000 (increased from time to time to reflect
increases in the Consumer Index)

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